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                                                                     Exhibit 4.4

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                             COMFORCE CORPORATION

     COMFORCE Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: The Board of Directors of COMFORCE Corporation by unanimous written consent of its members, filed with the minutes of the Board duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and submitting the proposed amendments to the stockholders for consideration at the next annual meeting of the stockholders of said corporation. The resolutions setting forth the proposed amendments are as follows:

               RESOLVED, that the first grammatical paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation be amended and restated to read as follows:

                    "FOURTH. The total number of shares which the
               Corporation Shall have authority to issue is One Hundred Ten Million (110,000,000) of which One Hundred Million (100,000,000) shall be Common Stock with par value of one cent ($0.01) per share and Ten Million (10,000,000) shall be Preferred Stock with par value of one cent ($0.01) per share."

               and further;

               RESOLVED, that the third and fourth grammatical paragraphs of Article FOURTH of the Certification of Incorporation of the Corporation be deleted and replaced by a single paragraph to read as follows:

                         "The holder of each outstanding share of
                    Common Stock shall have one vote per share with respect to all matters submitted to a vote of stockholders. There shall be no cumulative voting in elections for Directors."

               SECOND: That thereafter, the proposed resolution was adopted by the affirmative vote of a majority of the outstanding stock entitled to vote thereon and a majority of the stock of each class entitled to vote thereon as a class at the annual meeting of the stockholders of said corporation in accordance with Section 216 of the General Corporation Law of the State of Delaware.

               THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

     IN WITNESS WHEREOF, said COMFORCE Corporation has cause this Certificate to be signed by Andrew C. Reiben, its Chief Accounting Officer, this 28/th/ day of October, 1996.

                                            COMFORCE CORPORATION

                                           /s/ Andrew C. Reiben
                                           --------------------
                                           Andrew C. Reiben
                                           Chief Accounting Officer